ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number 20140797953-07
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/08/2014 12:40 PM
	Entity Number E0196612006-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Mount Knowledge Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH of the Amended and Restated Articles of Incorporation shall be amended to add "Effective as of December 15, 2014 (the "Effective Date"), each 10 shares of Common Stock issued and outstanding immediately prior to the Effective Date shall be combined into 1 validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and, that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. There shall be no change to the authorized number of shares of the Corporation and the conversion rate of any preferred stock issued by the Company shall be adjusted to reflect the Reverse Stock Split.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.35%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.